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                                    5300 Town and Country Blvd., Suite 500
                                    Frisco, Texas 75034
                                    Telephone:       (972) 668-8800
                                    Contact          Roland O. Burns
                                                     Sr. Vice President and
                                                       Chief Financial Officer
                                     Web Site:   www.comstockresources.com

                                  NEWS RELEASE
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For Immediate Release

              COMSTOCK RESOURCES, INC. TO ACQUIRE DEVX ENERGY, INC.
                 DEVX ENERGY, INC.'S BOARD RECOMMENDS CASH OFFER

FRISCO, TEXAS, November 13, 2001 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that it has entered into a definitive agreement with DevX Energy, Inc. ("DevX") (Nasdaq: DVXE) providing for the acquisition of DevX by a wholly owned subsidiary of Comstock in a transaction in which DevX's stockholders would receive $7.32 in cash per DevX share.

The acquisition will be effected by a first step cash tender offer for all of DevX's outstanding common stock. The tender offer is expected to commence on November 15, 2001 and to remain open for at least 20 business days. The tender offer will be followed by a merger in which stockholders whose shares are not acquired in the tender offer will receive $7.32 per share in cash. The offer is conditioned on, among other things, greater than 50% of the outstanding DevX shares being tendered. The Board of Directors of DevX recommends that DevX stockholders tender their shares to Comstock in the offer.

DevX is an independent energy company based in Dallas, Texas engaged in the exploration, development and acquisition of oil and gas properties. DevX owns interest in 636 producing oil and gas wells located onshore primarily in East and South Texas, Kentucky, Oklahoma and Kansas. Comstock estimates that the acquisition of DevX will add approximately 155 billion cubic feet equivalent of natural gas reserves to Comstock's proved oil and gas reserve base. DevX's oil and gas reserves are 96% natural gas and are 69% proved developed.

"We expect that the acquisition of DevX will complement our existing oil and gas reserve base and balance our onshore reserve growth with our offshore reserve growth which is driven by our successful offshore exploration program," stated
M. Jay Allison, President and Chief Executive Officer of Comstock.

Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release, when they become available, because they will contain important information. The tender offer statement will be filed by Comstock with the Securities and Exchange Commission and the solicitation/recommendation statement will be filed by DevX with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Comstock and DevX at the SEC's web site at www.sec.gov.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.